As filed with the Securities and Exchange Commission on August 21, 2013

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-11

REGISTRATION STATEMENT

FOR REGISTRATION UNDER THE SECURITIES ACT OF 1933

OF SECURITIES OF CERTAIN REAL ESTATE COMPANIES

Wheeler Real Estate Investment Trust, Inc.

(Exact name of registrant as specified in its governing instruments)

Riversedge North, 2529 Virginia Beach Blvd., Suite 200 Virginia Beach, Virginia 23452

(757) 627-9088

(Address, including zip code and telephone number, including area code, of registrant’s principal executive offices)

CT Corporation System

111 Eighth Avenue

New York, New York 10011

(800) 624-0909

(Name, address, including zip code and telephone number, including area code, of agent for service)

Copies to:

Bradley A. Haneberg, Esq. Kaufman & Canoles, P.C. Two James Center 1021 East Cary Street, Suite 1400 Richmond, Virginia 23219 (804) 771-5700 – telephone (804) 771-5777 – facsimile	Theodore Grannatt, Esq. Benjamin M. Hron, Esq. McCarter & English, LLP 265 Franklin Street Boston, Massachusetts, 02110 (617) 449-6599 – telephone (617) 607-6026 – facsimile

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If any of the Securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box:  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement of the same offering.  ☒    333-189363

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee(3)
Common Stock, $0.01 par value	287,500 Shares	$4.83	$1,388,625	$190

(1)	Includes 37,500 shares of common stock that may be purchased by the underwriters to cover over-allotments, if any.
(2)

Estimated solely for the purpose of computing the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended. The price per share and aggregate offering price are based on the average high and low price of the registrant’s common stock on August 20, 2013 as reported on the NASDAQ Capital Market.

(3)

Calculated pursuant to Rule 457(c) based on an estimate of the proposed maximum aggregate offering price. The registrant previously registered 2,875,000 shares of its common stock on a Registration Statement on Form S-11 (File No. 333-189363), as amended, for which a filing fee was previously paid.

Explanatory Note

This registration statement is being filed pursuant to Rule 462(b) (“Rule 462(b)”) under the Securities Act of 1933, as amended, and General Instruction G of Form S-11, and includes the registration statement facing page, this page, the signature page, an exhibit index, opinions of counsel and the independent registered public accountants’ consents. Pursuant to Rule 462(b), the contents of our registration statement on Form S-11, as amended (File No. 333-189363), including the exhibits thereto, which was declared effective by the Securities and Exchange Commission on August 20, 2013 (the “Initial Registration Statement”), are incorporated by reference into this registration statement. This registration statement covers the registration of an additional 287,500 shares of our common stock for sale in the offering related to the Initial Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that the registrant meets all of the requirements for filing on Form S-11 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Virginia Beach, Commonwealth of Virginia, on this 21st day of August, 2013.

WHEELER REAL ESTATE INVESTMENT TRUST, INC.

By:	/S/ JON S. WHEELER
Jon S. Wheeler Chairman and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/S/ JON S. WHEELER* Jon. S. Wheeler	Chairman of the Board of Directors and Chief Executive Officer (Principal Executive Officer)	August 21, 2013

/S/ STEVEN M. BELOTE* Steven M. Belote	Chief Financial Officer (Principal Financial and Accounting Officer)	August 21, 2013

* Christopher J. Ettel	Director	August 21, 2013

* David Kelly	Director	August 21, 2013

* William W. King	Director	August 21, 2013

* Sanjay Madhu	Director	August 21, 2013

* Carl B. McGowan, Jr.	Director	August 21, 2013

* Ann L. McKinney	Director	August 21, 2013

*	/s/ Jon S. Wheeler
Jon S. Wheeler
Attorney-in-Fact
August 21, 2013

EXHIBIT INDEX

Exhibit

5.1	Opinion of Kaufman & Canoles, P.C.

8.1	Opinion of Kaufman & Canoles, P.C. with respect to tax matters

23.1	Consent of Cherry Bekaert LLP

23.2	Consent of Cherry Bekaert LLP

23.3	Consent of Kaufman & Canoles, P.C. (included in Exhibit 5.1)

23.4	Consent of Kaufman & Canoles, P.C. (included in Exhibit 8.1)